FOR IMMEDIATE RELEASE
HollyFrontier Corporation Announces Redemption of 8.5% Senior Notes Due 2016
DALLAS, TEXAS, August 16, 2012—HollyFrontier Corporation (as successor-in-interest to Frontier Oil Corporation) (the “Company”) (NYSE: HFC) today announced that it will redeem all of its outstanding 8.5% Senior Notes due 2016. The aggregate principal amount outstanding of the notes is $199,985,000. The redemption price for the notes will be equal to 104.250% of the principal amount thereof for a total payment to holders of the notes of approximately $208,484,000 in aggregate. The redemption of the notes is scheduled to occur on September 15, 2012. The Company intends to fund the redemption with cash on hand. On and after the redemption date, the notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the notes will cease, except for the right to receive the redemption price.
Wells Fargo Bank, National Association is the trustee for the notes and is serving as the paying agent for this transaction. Copies of the Notice of Redemption and additional information relating to the redemption of the notes may be obtained from Wells Fargo Bank, National Association, Corporate Trust Operations, MAC N9303-121, 6th St. & Marquette Avenue, Minneapolis, MN 55479, telephone: 1-800-344-5128.
About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44% interest (including the 2% general partner interest) in Holly Energy Partners, L.P.
Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.

FOR FURTHER INFORMATION, Contact:

Neale Hickerson / Julia Heidenreich, Investor Relations
HollyFrontier Corporation
214-871-3555